NEWS

Charter Announces Third Quarter 2020 Results

Stamford, Connecticut - October 30, 2020 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2020.

Key highlights:

•Third quarter total residential and small and medium business ("SMB") customer relationships increased by 457,000, compared to 310,000 during the third quarter of 2019. Over the last 12 months, total customer relationships grew by 6.8%.

•Third quarter total residential and SMB Internet customers increased by 537,000, compared to 380,000 during the third quarter of 2019. Over the last 12 months, total Internet customers grew by 2.3 million, or 8.8%, to 28.6 million.

•Charter added 363,000 mobile lines in the third quarter, compared to 276,000 during the third quarter of 2019. As of September 30, 2020, Charter served a total of 2.1 million mobile lines.

•Third quarter revenue of $12.0 billion grew by 5.1% year-over-year, driven by residential revenue growth of 4.0%, mobile revenue growth of 91.8% and advertising revenue growth of 16.8%.
•Third quarter Adjusted EBITDA1 of $4.6 billion grew by 13.6% year-over-year, while third quarter cable Adjusted EBITDA1 of $4.7 billion grew by 11.7% year-over-year.

•Net income attributable to Charter shareholders totaled $814 million in the third quarter, compared to $387 million during the same period last year.
•Third quarter capital expenditures totaled $2.0 billion and included $139 million of mobile-related capital expenditures.

•Consolidated free cash flow1 in the third quarter of 2020 totaled $1.8 billion, compared to $1.3 billion in 2019. Cable free cash flow1 totaled $2.0 billion in the third quarter of 2020, versus $1.5 billion in 2019.

•During the third quarter, Charter purchased approximately 6.1 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $3.6 billion.

"Our long-term strategy of growing customer relationships by delivering high-quality products and service remains on track," said Tom Rutledge, Chairman and CEO of Charter Communications, Inc. "We've added two million customer relationships in the past year and remain focused on executing a proven operating and investment strategy that works for customers, employees and the communities we serve, creating shareholder value for the long term.”

1.Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	September 30, 2020 (a)	September 30, 2019 (a)	Y/Y Change
Footprint (b)
Estimated Passings	53,022	51,940	2.1%

Customer Relationships (c)
Residential	28,912	27,037	6.9%
SMB	2,021	1,930	4.7%
Total Customer Relationships	30,933	28,967	6.8%

Residential	416	282	47.9%
SMB	41	28	46.0%
Total Customer Relationships Net Additions	457	310	47.7%

Total Customer Relationship Penetration of Estimated Passings (d)	58.3%	55.8%	2.5 ppts

Monthly Residential Revenue per Residential Customer (e)	$109.03	$112.00	(2.7)%
Monthly SMB Revenue per SMB Customer (f)	$164.77	$169.44	(2.8)%

Residential Customer Relationships Penetration
Single Play Penetration (g)	44.2%	42.7%	1.5 ppts
Double Play Penetration (g)	32.3%	29.9%	2.4 ppts
Triple Play Penetration (g)	23.5%	27.3%	(3.8) ppts

% Residential Non-Video Customer Relationships	45.7%	41.8%	3.9 ppts

Internet
Residential	26,807	24,595	9.0%
SMB	1,826	1,730	5.5%
Total Internet Customers	28,633	26,325	8.8%

Residential	494	351	40.3%
SMB	43	29	47.5%
Total Internet Net Additions	537	380	41.3%

Video
Residential	15,705	15,725	(0.1)%
SMB	530	520	1.9%
Total Video Customers	16,235	16,245	(0.1)%

Residential	53	(77)	169.4%
SMB	14	2	410.1%
Total Video Net Additions	67	(75)	189.3%

Voice
Residential	9,335	9,595	(2.7)%
SMB	1,207	1,120	7.8%
Total Voice Customers	10,542	10,715	(1.6)%

Residential	(63)	(213)	70.1%
SMB	38	23	68.7%
Total Voice Net Additions	(25)	(190)	86.8%

Mobile Lines
Residential	2,020	793	154.6%
SMB	40	1	NM
Total Mobile Lines	2,060	794	159.5%

Residential	348	275	26.5%
SMB	15	1	NM
Total Mobile Lines Net Additions	363	276	31.5%

Enterprise (h)
Enterprise Primary Service Unites ("PSUs")	272	264	3.1%
Enterprise Net Additions	2	6	(68.9)%
Footnotes - In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding. NM - Not meaningful

During the third quarter of 2020, Charter's residential customer relationships grew by 416,000, while third quarter 2019 residential customer relationships grew by 282,000. As of September 30, 2020, Charter had 28.9 million residential customer relationships, with year-over-year growth of 1.9 million, or 6.9%.

Charter added 494,000 residential Internet customers in the third quarter of 2020, versus third quarter 2019 residential Internet customer net additions of 351,000. As of September 30, 2020, Charter had 26.8 million residential Internet customers, with over 85% subscribing to tiers that provided 100 Mbps or more of speed, and over 50% subscribing to tiers that provided 200 Mbps or more of speed. Currently, 200 Mbps is the slowest speed offered to new Spectrum Internet® customers in approximately 60% of Charter's footprint, with 100 Mbps the slowest speed offered in the remaining 40% of its footprint.

Residential video customers increased by 53,000 in the third quarter of 2020, while third quarter 2019 residential video customers decreased by 77,000. As of September 30, 2020, Charter had 15.7 million residential video customers.

    During the third quarter of 2020, residential wireline voice customers declined by 63,000, while third quarter 2019 residential wireline voice customers declined by 213,000. As of September 30, 2020, Charter had 9.3 million residential wireline voice customers.

    Third quarter 2020 residential revenue per residential customer (excluding mobile) totaled $109.03, and declined by 2.7% compared to the prior year period, driven by $218 million of estimated credits to be provided to Charter's video customers upon finalization of expected rebates from sports programming networks which result from fewer games broadcast during COVID-19. Excluding the planned credit to video customers, residential revenue per residential customer (excluding mobile) totaled $111.56, and declined 0.4% year-over-year given a higher percentage of non-video customers and a higher mix of lower priced video packages within Charter's video customer base, lower pay-per-view and video on demand revenue and lower installation revenue partly offset by promotional rate step-ups and rate adjustments.

    SMB customer relationships grew by 41,000 during the third quarter of 2020, compared to growth of 28,000 during the third quarter of 2019. As of September 30, 2020, Charter had 2.0 million SMB customer relationships, with year-over-year growth of 4.7%. Enterprise PSUs grew by 2,000 during the third quarter of 2020 compared to growth of 6,000 during the third quarter of 2019. As of September 30, 2020, Charter had 272,000 enterprise PSUs, with growth of 3.1% year-over-year.

During the third quarter of 2020, Charter added 363,000 mobile lines, and as of September 30, 2020, Charter served a total of 2.1 million mobile lines. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and runs on America's most awarded LTE network combined with Spectrum WiFi. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited", or "By the Gig." All plans include 4G and 5G access, with no added taxes, fees or contracts.

Third Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,
	2020	2019	% Change
REVENUES:
Internet	$4,722	$4,195	12.5%
Video	4,221	4,359	(3.2)%
Voice	449	477	(5.8)%
Residential revenue	9,392	9,031	4.0%
Small and medium business	988	974	1.5%
Enterprise	617	644	(4.3)%
Commercial revenue	1,605	1,618	(0.8)%
Advertising sales	460	394	16.8%
Mobile	368	192	91.8%
Other	214	215	(0.7)%
Total Revenue	12,039	11,450	5.1%

COSTS AND EXPENSES:
Cable operating costs and expenses	6,944	7,027	(1.2)%
Mobile operating costs and expenses	456	337	35.2%
Total operating costs and expenses	7,400	7,364	0.5%

Adjusted EBITDA	$4,639	$4,086	13.6%

Adjusted EBITDA margin	38.5%	35.7%

Cable Adjusted EBITDA	$4,727	$4,231	11.7%
Cable Adjusted EBITDA margin	40.5%	37.6%

Capital Expenditures	$2,014	$1,651
% Total Revenue	16.7%	14.4%

Cable Capital Expenditures	$1,875	$1,551
% Total Cable Revenue	16.1%	13.8%

Net income attributable to Charter shareholders	$814	$387
Earnings per common share attributable to Charter shareholders:
Basic	$4.01	$1.77
Diluted	$3.90	$1.74

Net cash flows from operating activities	$3,664	$2,943
Free cash flow	$1,754	$1,271
Cable free cash flow	$2,019	$1,527

Revenues

    Third quarter revenue increased by 5.1% year-over-year to $12.0 billion, driven by growth in Internet, mobile and advertising.

Residential revenue totaled $9.4 billion in the third quarter, an increase of 4.0% year-over-year, despite $218 million of estimated credits to be provided to Charter's video customers upon finalization of expected rebates from sports programming networks which result from fewer games broadcast during COVID-19.

Internet revenue grew by 12.5% compared to the year-ago quarter, to $4.7 billion, driven by growth in Internet customers during the last year, promotional rate step-ups and rate adjustments.

Video revenue totaled $4.2 billion in the third quarter, a decrease of 3.2% compared to the prior year period, driven by the estimated customer credits related to sports programming, a higher mix of lower priced video packages within Charter's video customer base, a decline in video customers during the last year, lower pay-per-view and video on demand revenue and lower installation revenue partly offset by rate adjustments and promotional rate step-ups.

    Voice revenue totaled $449 million in the third quarter, a decrease of 5.8% compared to the third quarter of 2019, driven by a decline in wireline voice customers over the last 12 months and value-based pricing.

    Commercial revenue declined to $1.6 billion, a decrease of 0.8% over the prior year period, driven by Charter's sale of Navisite in the third quarter of 2019, lower cell tower backhaul and other wholesale revenue – both in Enterprise, and an $11 million impact from COVID-19 related seasonal plans in SMB. SMB revenue growth absent the COVID-19 seasonal plan impact was 2.6% year-over-year, reflecting customer relationship growth. Enterprise retail revenue excluding Navisite in 2019 and wholesale revenue, was 5.8%, reflecting PSU growth.

Third quarter advertising sales revenue of $460 million increased by 16.8% compared to the year-ago quarter, driven by higher political revenue and the timing of the return of multiple sports events and leagues, partly offset by lower local and national sales which are recovering from previous lows during the COVID-19 pandemic. Excluding political revenue in both periods, advertising sales revenue declined by 11.2% year-over-year.

Third quarter mobile revenue totaled $368 million, an increase of 91.8% year-over-year.

Other revenue totaled $214 million in the third quarter, a decrease of 0.7% year-over-year, driven by lower processing fees, partly offset by higher video customer premise equipment ("CPE") sold to customers.

Operating Costs and Expenses

    Third quarter total operating costs and expenses increased by $36 million, or 0.5% year-over-year. Excluding mobile costs in both periods, operating costs and expenses decreased by 1.2% compared to the year-ago quarter.

    Third quarter programming costs decreased by $63 million, or 2.3% as compared to the third quarter of 2019, reflecting $163 million of estimated sports network rebates which result from fewer games broadcast during COVID-19, a higher mix of lower cost video packages within Charter's video customer base and fewer video customers, partly offset by contractual programming increases and renewals.

    Regulatory, connectivity and produced content expenses were essentially unchanged year-over-year, as lower regulatory and franchise fees were offset by higher video CPE sold to customers and higher sports rights costs. The impact of an expected reduction in sports rights content costs were immaterial in the quarter as this benefit will be amortized over the life of the contract, consistent with the deferral of second quarter expense for canceled games. Together with the expected rebates shown in programming expense, Charter intends to provide a credit on its video customers' invoices for all of the rebates provided by sports programming networks when details are finalized with the networks.
    Costs to service customers increased by $8 million, or 0.4% year-over-year, despite year-over-year residential and SMB customer growth of 6.8%. The year-over-year increase in costs to service customers was primarily driven by previously announced accelerated wage benefits for hourly field operations and call center employees, higher COVID-19 related benefits and the timing of medical costs, partly offset by lower bad debt and productivity improvements.

    Marketing expenses decreased by $5 million, or 0.7% year-over-year.

    Other expenses decreased by $23 million, or 2.5% as compared to the third quarter of 2019 primarily driven by lower enterprise costs from the sale of Navisite, lower employee travel expense and insurance costs, partly offset by higher information technology and advertising sales expense.

    Third quarter mobile costs totaled $456 million, an increase of 35.2% year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Adjusted EBITDA

    Third quarter Adjusted EBITDA of $4.6 billion grew by 13.6% year-over-year, reflecting growth in revenue and operating expenses of 5.1% and 0.5%, respectively. Third quarter cable Adjusted EBITDA grew by 11.7% year-over-year reflecting growth in cable revenue of 3.7% and a decline in cable operating expenses of 1.2%.

Net Income Attributable to Charter Shareholders

    Net income attributable to Charter shareholders totaled $814 million in the third quarter of 2020, compared to $387 million in the third quarter of 2019. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, partly offset by a pension remeasurement loss.

    Net income per basic common share attributable to Charter shareholders totaled $4.01 in the third quarter of 2020 compared to $1.77 during the same period last year. The increase was primarily the result of the factors described above in addition to a 7.2% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

    Property, plant and equipment expenditures totaled $2.0 billion in the third quarter of 2020, compared to $1.7 billion during the third quarter of 2019, primarily driven by increases in support capital, scalable infrastructure, line extensions and Internet CPE. The year-over-year increase in support capital was primarily due to facility improvements, the timing of back office systems investments and mobile store build-outs. The increase in scalable infrastructure spending was primarily due to core network enhancements and node splits given growing customers and traffic. The increase in line extensions was driven by continued network expansion, including to rural areas. The increase in Internet CPE spending was due to higher Internet customer growth. Third quarter capital expenditures included $139 million of mobile costs, most of which are included in support capital.

Charter currently expects 2020 cable capital expenditures to be consistent and possibly lower as a percentage of cable revenue versus 2019, despite the significant acceleration in customer growth and network utilization during COVID-19.

Cash Flow and Free Cash Flow

    During the third quarter of 2020, net cash flows from operating activities totaled $3.7 billion, compared to $2.9 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA and a favorable change in working capital.

    Consolidated free cash flow in the third quarter of 2020 totaled $1.8 billion, compared to $1.3 billion during the same period last year. Cable free cash flow in the third quarter of 2020 totaled $2.0 billion, compared to $1.5 billion during the same period last year. The year-over-year increases in consolidated free cash flow and cable free cash flow were driven by an increase in net cash flows from operating activities.

Liquidity & Financing

    As of September 30, 2020, total principal amount of debt was $79.1 billion and Charter's credit facilities provided approximately $4.7 billion of additional liquidity in excess of Charter's $1.3 billion cash position.

In July 2020, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. issued $3.0 billion of 4.250% senior unsecured notes due 2031. The proceeds were used to pay related fees and expenses and for general corporate purposes, including repaying certain indebtedness, including all of CCO Holdings' 5.875% senior notes due 2024, as well as funding buybacks of Charter Class A common stock and/or Charter Holdings common units.

In October 2020, CCO Holdings and CCO Holdings Capital Corp. jointly issued an additional $1.5 billion of its 4.500% senior unsecured notes due 2032 at a price of 103.750%. The net proceeds will be used to pay related fees and expenses and for general corporate purposes, including repaying certain indebtedness, including repayment of all of CCO Holdings' 5.375% senior notes due May 1, 2025, as well as funding potential buybacks of Charter Class A common stock and Charter Holdings common units.

Share Repurchases

    During the three months ended September 30, 2020, Charter purchased approximately 6.1 million shares of Charter Class A common stock and Charter Holdings common units for approximately $3.6 billion.

Conference Call

Charter will host a conference call on Friday, October 30, 2020 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 8066249.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on November 13, 2020. The conference ID code for the replay is 8066249.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2020, which will be posted on the “Results & SEC Filings” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, net, other pension (benefits) costs, net, other (income) expense, net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $308 million and $927 million for the three and nine months ended September 30, 2020, respectively, and $317 million and $916 million for the three and nine months ended September 30, 2019, respectively.

Cable Adjusted EBITDA is defined as Adjusted EBITDA less mobile revenues plus mobile operating costs and expenses. Cable free cash flow is defined as free cash flow plus mobile net cash outflows from operating activities and mobile capital expenditures. Management and Charter’s board of directors use cable Adjusted EBITDA and cable free cash flow to provide management and investors a more meaningful year-over-year perspective on the financial and operational performance and trends of our core cable business without the impact of the revenue, costs and capital expenditures in the initial funding period to grow a new product line as well as the negative working capital impacts from the timing of device-related cash flows when we sell the handset or tablet to customers pursuant to equipment installment plans.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 30 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•the impact of the COVID-19 pandemic on the economy, our customers, our vendors, local, state and federal governmental responses to the pandemic and our businesses generally;
•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);
•our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Cable Inc. and Bright House Networks, LLC Transactions;
•general business conditions, economic uncertainty or downturn, including the impacts of the COVID-19 pandemic to unemployment levels and the level of activity in the housing sector;
•the ability to retain and hire key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
REVENUES:
Internet	$4,722	$4,195	12.5%	$13,659	$12,322	10.8%
Video	4,221	4,359	(3.2)%	13,014	13,134	(0.9)%
Voice	449	477	(5.8)%	1,357	1,470	(7.7)%
Residential revenue	9,392	9,031	4.0%	28,030	26,926	4.1%
Small and medium business	988	974	1.5%	2,967	2,882	2.9%
Enterprise	617	644	(4.3)%	1,845	1,939	(4.9)%
Commercial revenue	1,605	1,618	(0.8)%	4,812	4,821	(0.2)%
Advertising sales	460	394	16.8%	1,074	1,134	(5.3)%
Mobile	368	192	91.8%	936	490	91.3%
Other	214	215	(0.7)%	621	632	(1.8)%
Total Revenue	12,039	11,450	5.1%	35,473	34,003	4.3%
COSTS AND EXPENSES:
Programming	2,727	2,790	(2.3)%	8,492	8,482	0.1%
Regulatory, connectivity and produced content	612	612	(0.1)%	1,651	1,770	(6.7)%
Costs to service customers	1,902	1,894	0.4%	5,598	5,483	2.1%
Marketing	788	793	(0.7)%	2,273	2,296	(1.0)%
Mobile	456	337	35.2%	1,243	874	42.2%
Other expense	915	938	(2.5)%	2,692	2,772	(2.9)%
Total operating costs and expenses (exclusive of items shown separately below)	7,400	7,364	0.5%	21,949	21,677	1.3%
Adjusted EBITDA	4,639	4,086	13.6%	13,524	12,326	9.7%
Adjusted EBITDA margin	38.5%	35.7%		38.1%	36.2%
Depreciation and amortization	2,370	2,415		7,295	7,465
Stock compensation expense	83	71		263	238
Other operating expenses, net	14	14		23	71
Income from operations	2,172	1,586		5,943	4,552
OTHER INCOME (EXPENSES):
Interest expense, net	(946)	(963)		(2,883)	(2,833)
Loss on extinguishment of debt	(58)	—		(121)	—
Gain (loss) on financial instruments, net	69	(34)		(185)	(116)
Other pension benefits (costs), net	(115)	9		(94)	27
Other expense, net	(13)	(5)		(13)	(131)
	(1,063)	(993)		(3,296)	(3,053)
Income before income taxes	1,109	593		2,647	1,499
Income tax expense	(177)	(126)		(372)	(329)
Consolidated net income	932	467		2,275	1,170
Less: Net income attributable to noncontrolling interests	(118)	(80)		(299)	(216)
Net income attributable to Charter shareholders	$814	$387		$1,976	$954

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$4.01	$1.77		$9.62	$4.30
Diluted	$3.90	$1.74		$9.35	$4.23
Weighted average common shares outstanding, basic	202,826,502	218,499,213		205,468,736	221,818,079
Weighted average common shares outstanding, diluted	208,722,129	222,355,867		211,399,781	225,337,984

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Third Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2020	2019
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$1,283	$3,483
Accounts receivable, net	2,068	2,227
Prepaid expenses and other current assets	709	761
Total current assets	4,060	6,471

RESTRICTED CASH	3	66

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,196	34,591
Customer relationships, net	6,050	7,453
Franchises	67,322	67,322
Goodwill	29,554	29,554
Total investment in cable properties, net	137,122	138,920

OTHER NONCURRENT ASSETS	3,008	2,731

Total assets	$144,193	$148,188

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,541	$8,885
Current portion of long-term debt	1,715	3,500
Total current liabilities	10,256	12,385

LONG-TERM DEBT	77,947	75,578
DEFERRED INCOME TAXES	17,929	17,711
OTHER LONG-TERM LIABILITIES	4,349	3,703

SHAREHOLDERS' EQUITY:
Controlling interest	26,906	31,445
Noncontrolling interests	6,806	7,366
Total shareholders' equity	33,712	38,811

Total liabilities and shareholders' equity	$144,193	$148,188

Addendum to Charter Communications, Inc. Third Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$932	$467	$2,275	$1,170
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,370	2,415	7,295	7,465
Stock compensation expense	83	71	263	238
Noncash interest income, net	(10)	(17)	(31)	(89)
Other pension (benefits) costs, net	115	(9)	94	(27)
Loss on extinguishment of debt	58	—	121	—
(Gain) loss on financial instruments, net	(69)	34	185	116
Deferred income taxes	151	96	252	233
Other, net	(4)	(3)	(21)	148
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(74)	(227)	159	(564)
Prepaid expenses and other assets	(76)	(49)	(240)	(225)
Accounts payable, accrued liabilities and other	188	165	61	(75)
Net cash flows from operating activities	3,664	2,943	10,413	8,390

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,014)	(1,651)	(5,352)	(4,913)
Change in accrued expenses related to capital expenditures	104	(21)	(70)	(449)
Real estate investments through variable interest entities	(41)	(61)	(122)	(125)
Other, net	(35)	2	(43)	10
Net cash flows from investing activities	(1,986)	(1,731)	(5,587)	(5,477)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,030	2,443	10,352	13,157
Repayments of long-term debt	(1,819)	(763)	(9,711)	(10,886)
Payments for debt issuance costs	(29)	(16)	(91)	(48)
Issuance of equity	—	—	23	—
Purchase of treasury stock	(3,361)	(2,767)	(6,868)	(4,568)
Proceeds from exercise of stock options	50	25	171	106
Purchase of noncontrolling interest	(366)	(339)	(884)	(593)
Distributions to noncontrolling interest	(37)	(38)	(114)	(116)
Borrowings for real estate investments through variable interest entities, net	39	—	63	—
Other, net	(1)	(6)	(30)	(133)
Net cash flows from financing activities	(2,494)	(1,461)	(7,089)	(3,081)

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(816)	(249)	(2,263)	(168)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	2,102	846	3,549	765
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$1,286	$597	$1,286	$597

CASH PAID FOR INTEREST	$1,038	$1,048	$3,023	$3,065
CASH PAID FOR TAXES	$34	$12	$84	$55

Addendum to Charter Communications, Inc. Third Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2020 (a)	June 30, 2020 (a)	December 31, 2019 (a)	September 30, 2019 (a)
Footprint (b)
Estimated Passings	53,022	52,714	52,154	51,940

Customer Relationships (c)
Residential	28,912	28,496	27,277	27,037
SMB	2,021	1,980	1,958	1,930
Total Customer Relationships	30,933	30,476	29,235	28,967

Residential	416	751	240	282
SMB	41	4	28	28
Total Customer Relationships Net Additions	457	755	268	310

Total Customer Relationship Penetration of Estimated Passings (d)	58.3%	57.8%	56.1%	55.8%

Monthly Residential Revenue per Residential Customer (e)	$109.03	$110.82	$113.79	$112.00
Monthly SMB Revenue per SMB Customer (f)	$164.77	$166.06	$169.06	$169.44

Residential Customer Relationships Penetration
Single Play Penetration (g)	44.2%	44.0%	43.0%	42.7%
Double Play Penetration (g)	32.3%	31.7%	30.7%	29.9%
Triple Play Penetration (g)	23.5%	24.3%	26.2%	27.3%

% Residential Non-Video Customer Relationships	45.7%	45.1%	42.7%	41.8%

Internet
Residential	26,807	26,313	24,908	24,595
SMB	1,826	1,783	1,756	1,730
Total Internet Customers	28,633	28,096	26,664	26,325

Residential	494	842	313	351
SMB	43	8	26	29
Total Internet Net Additions	537	850	339	380

Video
Residential	15,705	15,652	15,620	15,725
SMB	530	516	524	520
Total Video Customers	16,235	16,168	16,144	16,245

Residential	53	102	(105)	(77)
SMB	14	(8)	4	2
Total Video Net Additions	67	94	(101)	(75)

Voice
Residential	9,335	9,398	9,443	9,595
SMB	1,207	1,169	1,144	1,120
Total Voice Customers	10,542	10,567	10,587	10,715

Residential	(63)	38	(152)	(213)
SMB	38	7	24	23
Total Voice Net Additions	(25)	45	(128)	(190)

Mobile Lines
Residential	2,020	1,672	1,078	793
SMB	40	25	4	1
Total Mobile Lines	2,060	1,697	1,082	794

Residential	348	313	285	275
SMB	15	12	3	1
Total Mobile Lines Net Additions	363	325	288	276

Enterprise (h)
Enterprise Primary Service Unites ("PSUs")	272	270	267	264
Enterprise Net Additions	2	1	3	6

Addendum to Charter Communications, Inc. Third Quarter 2020 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2020, June 30, 2020, December 31, 2019 and September 30, 2019, customers included approximately 181,700, 124,500, 154,200 and 148,000 customers, respectively, whose accounts were over 60 days past due, approximately 52,300, 18,400, 13,500 and 16,400 customers, respectively, whose accounts were over 90 days past due and approximately 26,000, 10,400, 10,000 and 14,100 customers, respectively, whose accounts were over 120 days past due. Included in the September 30, 2020 aging statistics are approximately 60,200 customers that would have been disconnected under our normal collection policies, but were not due to certain state mandates in place.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(d)	Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(e)	Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile revenue and customers.

(f)	Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile revenue and customers.

(g)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(h)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Third Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income attributable to Charter shareholders	$814	$387	$1,976	$954
Plus: Net income attributable to noncontrolling interest	118	80	299	216
Interest expense, net	946	963	2,883	2,833
Income tax expense	177	126	372	329
Depreciation and amortization	2,370	2,415	7,295	7,465
Stock compensation expense	83	71	263	238
Loss on extinguishment of debt	58	—	121	—
(Gain) loss on financial instruments, net	(69)	34	185	116
Other pension (benefits) costs, net	115	(9)	94	(27)
Other, net	27	19	36	202
Adjusted EBITDA (a)	4,639	4,086	13,524	12,326
Less: Mobile revenue	(368)	(192)	(936)	(490)
Plus: Mobile costs and expenses	456	337	1,243	874
Cable Adjusted EBITDA	$4,727	$4,231	$13,831	$12,710

Net cash flows from operating activities	$3,664	$2,943	$10,413	$8,390
Less: Purchases of property, plant and equipment	(2,014)	(1,651)	(5,352)	(4,913)
Change in accrued expenses related to capital expenditures	104	(21)	(70)	(449)
Free cash flow	1,754	1,271	4,991	3,028
Plus: Mobile net cash outflows from operating activities	126	156	407	563
Purchases of mobile property, plant and equipment	139	100	351	281
Cable free cash flow	$2,019	$1,527	$5,749	$3,872

(a)See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Customer premise equipment (a)	$520	$470	$1,501	$1,527
Scalable infrastructure (b)	424	320	979	840
Line extensions (c)	439	370	1,204	1,054
Upgrade/rebuild (d)	175	165	459	451
Support capital (e)	456	326	1,209	1,041
Total capital expenditures	2,014	1,651	5,352	4,913
Less: Mobile capital expenditures	(139)	(100)	(351)	(281)
Cable capital expenditures	$1,875	$1,551	$5,001	$4,632

Capital expenditures included in total related to:
Commercial services	$358	$327	$942	$956

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Third Quarter 2020 Earnings Release